Exhibit 10.5
EXECUTION VERSION

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.,
as the Issuer
EL PASO PIPELINE PARTNERS, L.P.,
as party to the Parent Guaranty

NOTE PURCHASE AGREEMENT

Dated as of September 30, 2008
$37,000,000 7.76% Senior Notes, Series 2008-A, due September 30, 2011
$15,000,000 7.93% Senior Notes, Series 2008-B, due September 30, 2012
$88,000,000 8.00% Senior Notes, Series 2008-C, due September 30, 2013
$35,000,000 Floating Rate Senior Notes, Series 2008-D, due September 30, 2012

SERIES 2008-A PPN: 28370T A*0
SERIES 2008-B PPN: 28370T A@8
SERIES 2008-C PPN: 28370T A#6
SERIES 2008-D PPN: 28370T B*9

i

Section	Page
22.6 Counterparts	46
22.7 Governing Law	46
22.8 GAAP	46

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 5.18	—	Environmental Matters
SCHEDULE 10.1	—	Liens
SCHEDULE 10.9	—	Burdensome Agreements
EXHIBIT 1.1(a)	—	Form of Series 2008-A Senior Note
EXHIBIT 1.1(b)	—	Form of Series 2008-B Senior Note
EXHIBIT 1.1(c)	—	Form of Series 2008-C Senior Note
EXHIBIT 1.1(d)	—	Form of Series 2008-D Senior Note
EXHIBIT 1.3(a)	—	Form of Subsidiary Guaranty
EXHIBIT 1.3(b)	—	Form of Parent Guaranty
EXHIBIT 4.4(a)	—	Form of Opinions of Counsel for the Issuer and the MLP
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers
EXHIBIT 7.2	—	Form of Compliance Certificate

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.
EL PASO PIPELINE PARTNERS, L.P.
1001 Louisiana Street
Houston, Texas 77002
(713) 420-2600
$37,000,000 7.76% Senior Notes, Series 2008-A, due September 30, 2011
$15,000,000 7.93% Senior Notes, Series 2008-B, due September 30, 2012
$88,000,000 8.00% Senior Notes, Series 2008-C, due September 30, 2013
$35,000,000 Floating Rate Senior Notes, Series 2008-D, due September 30, 2012
Dated as of September 30, 2008
TO EACH OF THE PURCHASERS LISTED IN
           THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
          EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C., a Delaware limited liability company (the “Issuer”), and EL PASO PIPELINE PARTNERS, L.P., a Delaware limited partnership (the “MLP”) agree with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and collectively, the “Purchasers”) as follows:
1. AUTHORIZATION OF NOTES.
1.1 Description of Notes to be Initially Issued.
          The Issuer has authorized the issue and sale of $175,000,000 aggregate principal amount of its Senior Notes consisting of (i) $37,000,000 aggregate principal amount of its 7.76% Senior Notes, Series 2008-A, due September 30, 2011 (the “Series 2008-A Notes”), (ii) $15,000,000 aggregate principal amount of its 7.93% Senior Notes, Series 2008-B, due September 30, 2012 (the “Series 2008-B Notes”), (iii) $88,000,000 aggregate principal amount of its 8.00% Senior Notes, Series 2008-C, due September 30, 2013 (the “Series 2008-C Notes”), and (iv) $35,000,000 aggregate principal amount of its Floating Rate Senior Notes, due September 30, 2012 (the “Series 2008-D Notes” and, together with the Series 2008-A Notes, the Series 2008-B Notes and the Series 2008-C Notes, the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the forms set out in Exhibits 1.1(a), 1.1(b), 1.1(c) and 1.1(d), with such changes therefrom, if any, as may be approved by the Purchasers and the Issuer. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2 Interest Rate.
          (a) The Series 2008-A, 2008-B and 2008-C Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) (i) on the unpaid principal thereof from the date of issuance at the rate stated in clause (a) of the first paragraph of such Note payable semiannually in arrears on the last day of March and September in each year commencing on March 31, 2009, until such principal sum shall have become due and payable (whether at maturity, upon prepayment or otherwise) and (ii) to the extent permitted by applicable law, on any overdue principal, any overdue installment of interest and any overdue payment of Make-Whole Amount from the due date thereof (whether by acceleration or otherwise) at the applicable Default Rate until paid.
          (b) The Series 2008-D Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed) (i) on the unpaid principal thereof from the date of issuance at the rate stated in clause (a) of the first paragraph of the Series 2008-D Note payable quarterly in arrears on the last day of March, June, September and December in each year commencing on December 31, 2008, until such principal sum shall have become due and payable (whether at maturity, upon prepayment or otherwise) and (ii) to the extent permitted by applicable law, on any overdue principal, any overdue installment of interest and any overdue payment of LIBOR Breakage Amount from the due date thereof (whether by acceleration or otherwise) at the applicable Default Rate until paid.
          (c) Whenever the Applicable Floating Rate consists of the Adjusted LIBOR Rate, the Adjusted LIBOR Rate shall be determined by the Issuer, and notice thereof shall be given to the holders of the Series 2008-D Notes, together with such information as the holders of Series 2008-D Notes may reasonably request for verification (including in all events, a facsimile transmission of the relevant screen and calculations), on the second Business Day preceding each Interest Period. In the event that the Series 2008-D Required Holders do not concur with such determination by the Issuer, as evidenced by notice to the Issuer by such Series 2008-D Required Holders within ten (10) Business Days after receipt by such holders of the notice delivered by the Issuer pursuant to the previous sentence, the determination of the Adjusted LIBOR Rate shall be made by the Series 2008-D Required Holders in accordance with the provisions of this Agreement and shall be conclusive and binding absent manifest error.
1.3 Guaranties; Release.
     (a) Subsidiary Guaranty. The payment by the Issuer of all amounts due on or in respect of the Notes and the performance by the Issuer of its obligations under this Agreement will be guaranteed by any Subsidiary Guarantor executing and delivering a Subsidiary Guaranty in substantially the form of the attached Exhibit 1.3(a), as it may be amended or supplemented from time to time (a “Subsidiary Guaranty”), after the date of this Agreement in accordance with Section 9.7.
     (b) Parent Guaranty. The payment by the Issuer of all amounts due on or in respect of the Notes and the performance by the Issuer of its obligations under this Agreement will be guaranteed by the MLP pursuant to the Parent Guaranty in substantially the form of the attached Exhibit 1.3(b), as it may be amended or supplemented from time to time (the “Parent Guaranty”).
     (c) Release of Guaranties. Each holder of a Note acknowledges and agrees that a Subsidiary Guarantor shall be fully released and discharged from its Subsidiary Guaranty and each holder of a Note fully releases and discharges such Subsidiary Guarantor from its Subsidiary Guaranty immediately and without any further act, upon such Subsidiary being released and discharged as a guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other consideration is paid or given to any holder of Indebtedness under the Credit Agreement in connection with such release, other than the repayment of all or a portion of such Indebtedness under the Credit Agreement, each holder of a Note receives equivalent consideration on a pro rata basis; and (iii) at the time of such release and discharge, the Issuer delivers to each holder of a Note a certificate of a Responsible Officer certifying that (a) such Subsidiary Guarantor has been or is being released and discharged as a guarantor under and in respect of the Credit Agreement and (b) the matters set forth in clauses (i) and (ii).
2. SALE AND PURCHASE OF NOTES.
          Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to each Purchaser and each Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, Notes in the denomination, principal amount and series specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
3. CLOSING.
          The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Vinson & Elkins L.L.P. at 1001 Fannin Street, Houston, Texas 77002 at 9:00 a.m., Houston time, at a closing (the “Closing”) on September 26, 2008 or on such other Business Day thereafter on or prior to September 30, 2008 as may be agreed upon by the Issuer and the Purchasers. At the Closing the Issuer will deliver to each Purchaser the Notes to be purchased by it in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of this Agreement and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Issuer to account number 100-8944 at Mellon Bank, Pittsburgh, Pennsylvania, ABA No. 043 000 261, FAO: El Paso Pipeline Partners Operating Company, L.L.C. If at the Closing the Issuer fails to tender such Notes to each Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING.
          Each Purchaser’s obligation to purchase and pay for the Notes to be sold to it at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
4.1 Representations and Warranties.
          The representations and warranties of the Issuer and the MLP in this Agreement shall be correct when made and at the time of the Closing.
4.2 Performance; No Default.
          The Issuer shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. None of the Issuer, the MLP or any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.
4.3 Compliance Certificates.
     (a) Officer’s Certificate. The Issuer shall have delivered to the Purchasers an Officer’s Certificate, dated the date of this Agreement, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificates. Each of the Issuer and the MLP shall have delivered to the Purchasers a certificate certifying as to the resolutions attached thereto and other limited liability company or limited partnership proceedings, as the case may be, relating to the authorization, execution and delivery of the Notes, the Parent Guaranty, and this Agreement.
4.4 Opinions of Counsel.
          Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of this Agreement from (a) Bracewell & Guiliani LLP, outside counsel to the Issuer and the MLP, and the general counsel to the General Partner, covering the matters set forth in Exhibit 4.4(a) and covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Issuer and the MLP instruct their counsel to deliver such opinion to the Purchasers) and (b) Vinson & Elkins L.L.P., the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
4.5 Purchase Permitted By Applicable Law, etc.

          On the date of this Agreement, such Purchaser’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation U, T or X of the FRB) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of this Agreement. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate from the Issuer certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
4.6 Sale of Other Notes.
          Contemporaneously with the Closing the Issuer shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.
4.7 Payment of Special Counsel Fees.
          Without limiting the provisions of Section 15.1, the Issuer shall have paid, on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4, to the extent reflected in a statement of such counsel rendered to the Issuer at least one (1) Business Day prior to the Closing.
4.8 Private Placement Number.
          A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained by Vinson & Elkins L.L.P. for each series of the Notes.
4.9 Changes in Corporate Structure.
          Neither the Issuer nor the MLP shall have changed its jurisdiction of organization or been a party to any merger or consolidation or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
4.10 Parent Guaranty.
          The MLP shall have executed and delivered the Parent Guaranty in favor of the Purchasers, and each Purchaser shall have received a copy of the executed Parent Guaranty.
4.11 Funding Instructions.
          At least two (2) Business Days prior to the date of this Agreement, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the

Issuer confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
4.12 Proceedings and Documents.
          All limited liability company or limited partnership, as the case may be, and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
4.13 Equity Transfer Transaction.
          The transfer of Equity Interests in CIG and SNG to the Issuer, as described in Section I.B of the Memorandum, shall have been consummated.
4.14 Material Project EBITDA Adjustments.
          The Issuer shall have delivered to the Purchasers a copy of the certificate provided to the lenders under the Credit Agreement, which sets forth the Material Project EBITDA Adjustments that have been made in accordance with Credit Agreement in connection with the calculation of Consolidated EBITDA for the period of four (4) fiscal quarters ending on June 30, 2008.
5. REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE MLP.
          Each of the Issuer and the MLP represents and warrants to each Purchaser that:
5.1 Organization; Power and Authority.
          Each of the Issuer and the MLP is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Issuer and the MLP has the limited liability company or limited partnership power and authority (as the case may be) to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes (as the case may be) and to perform the provisions hereof and thereof.
5.2 Authorization, etc.
          (a) This Agreement and the Notes have been duly authorized by all necessary limited liability company or limited partnership action (as the case may be) on the part of the Issuer, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) The Parent Guaranty and this Agreement have been duly authorized by all necessary limited partnership action on the part of the MLP and upon execution and delivery thereof will constitute the legal, valid and binding obligation of the MLP, enforceable against the MLP in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3 Disclosure.
          The Issuer, through its agent Banc of America Securities LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated August 2008, as amended (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the MLP and the Issuer and their respective Subsidiaries. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Issuer in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since June 30, 2008, there has been no change in the financial condition, operations, business or properties of the MLP, the Issuer or any of its respective Subsidiaries except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No event or condition known to the Issuer or the MLP that could reasonably be expected to have a Material Adverse Effect has occurred or exists and has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of such Issuer specifically for use in connection with the transactions contemplated hereby.
5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.
     (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the MLP’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the MLP, the Issuer and each Subsidiary, (ii) all material equity Investments of the MLP or the Issuer in any other Business Entity, and (iii) the General Partner’s and the Issuer’s senior officers. Each

Subsidiary of the Issuer listed in Schedule 5.4 is designated as a Restricted Subsidiary of the Issuer.
     (b) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Issuer and its respective Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Issuer or another Subsidiary thereof free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
     (c) Each Subsidiary of the MLP or the Issuer identified in Schedule 5.4 is a corporation or Business Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other Business Entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
     (d) Except as permitted under Section 10.9, no Subsidiary of the MLP or the Issuer is party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the Credit Agreement, the agreements listed on Schedule 10.9 and customary limitations imposed by corporate, partnership or limited liability company law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Issuer or any of its Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Subsidiary.
5.5 Financial Statements.
          The Issuer has delivered to each Purchaser copies of the consolidated financial statements of the MLP and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the MLP and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The MLP and its Subsidiaries taken as a whole do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Memorandum, other than any such liabilities arising in the ordinary course of business subsequent to the date of such financial statements.
5.6 Compliance with Laws, Other Instruments, etc.
          (a) The execution, delivery and performance by the Issuer of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Issuer or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, lease, Organization Document, or any other Material agreement or instrument to which the Issuer or any such Subsidiary is bound or by which the Issuer or any such Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Issuer or any such Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority, including the USA Patriot Act, applicable to the Issuer or any such Subsidiary.
          (b) The execution, delivery and performance by the MLP of the Parent Guaranty and this Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the MLP under, any agreement or Organization Document to which the MLP is bound or by which the MLP or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the MLP or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the MLP.
5.7 Governmental Authorizations, etc.
          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Issuer of this Agreement or the Notes, or (b) the MLP of the Parent Guaranty or this Agreement.
5.8 Litigation; Observance of Agreements, Statutes and Orders.
     (a) There are no actions, suits or proceedings pending or, to the knowledge of the MLP or the Issuer, threatened against or affecting the MLP, the Issuer or any Subsidiary thereof or any property of the MLP, such Issuer or any Subsidiary thereof in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (b) None of the MLP, the Issuer or any Subsidiary thereof is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including Environmental Laws and the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.9 Taxes.
          The MLP, the Issuer and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the failure to file or pay which, as applicable, would have a Material Adverse Effect or (ii) the amount, applicability or validity of which is currently being diligently contested in good faith by appropriate proceedings and with respect to which the MLP, the Issuer or Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Issuer knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the MLP, the Issuer and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.
5.10 Title to Property; Leases.
          The MLP, the Issuer and its Subsidiaries have good and sufficient title to their respective properties except for such defects of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, in each case free and clear of Liens prohibited by this Agreement. All leases of the MLP, the Issuer or any Subsidiary are valid and subsisting and are in full force and effect in all material respects, except leases the failure of which to maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.11 Licenses, Permits, etc.
     (a) The MLP, the Issuer and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, except to the extent that the failure to own or possess the same could not reasonably be expected to have a Material Adverse Effect, and there are no known conflicts of the same with the rights of others that could reasonably be expected to have a Material Adverse Effect.
     (b) To the best knowledge of the MLP and the Issuer, no product of the MLP, such Issuer or any Subsidiary of such Issuer infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, which infringement could reasonably be expected to have a Material Adverse Effect.
     (c) To the best knowledge of the MLP and the Issuer, there is no violation by any Person of any right of the MLP, such Issuer or any Subsidiary of such Issuer with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the MLP, such Issuer or any Subsidiary of such Issuer, the violation of which could reasonably be expected to have a Material Adverse Effect.
5.12 Compliance with ERISA.
     (a) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under Section 11(h).

     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.
     (d) The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report are available for review by the holders of the Notes, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.
     (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(e)(1)(A)(D) of the Code. The representation by the Issuer in the first sentence of this Section 5.12(e) is made (i) in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.2(a)-(f) and (h) as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser and (ii) assumes that none of the sources of funds used to pay such purchase price are as described in Section 6.2(g).
     (f) Neither the MLP nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.
     (g) Neither the MLP nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under Section 11(h).
5.13 Private Offering by the Issuer.

          Neither the Issuer nor anyone acting on the Issuer’s behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than five (5) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on the Issuer’s behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
5.14 Use of Proceeds; Margin Regulations.
          The Issuer will apply the proceeds of the sale of the Notes in the manner described in Section I.B. of the Memorandum. No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the FRB (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Issuer in a violation of Regulation X of the FRB (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of the FRB (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Issuer and the Issuer’s Subsidiaries and the Issuer has no present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
5.15 Existing Indebtedness; Future Liens.
     (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the MLP, the Issuer and its Subsidiaries as of June 30, 2008, since which date there has been no Material change in the amounts (other than to the extent of advances under the Credit Agreement), interest rates, sinking funds, installment payments or maturities of the Indebtedness of such Issuer or its Subsidiaries. None of the MLP, the Issuer or any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the MLP, the Issuer or any Subsidiary and no event or condition exists with respect to any Indebtedness of the MLP, the Issuer or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Except as disclosed in Schedule 10.1, none of the MLP, the Issuer or any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.1.
     (c) Neither the MLP, the Issuer nor any Subsidiary is party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the MLP, the Issuer or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its Organization Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the MLP, the Issuer or such Subsidiary, other than the Credit Agreement and the Note Purchase Agreement dated as of the date hereof among the MLP, the Issuer and EPC.
5.16 Foreign Assets Control Regulations, Anti-Terrorism Order, etc.
          Neither the sale of the Notes by the Issuer hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) the Anti-Terrorism Order or (d) the United States Foreign Corrupt Practices Act of 1997, as amended. Without limiting the foregoing, neither Issuer nor any Subsidiary of the Issuer (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the Issuer’s knowledge, engages in any dealings or transactions with any such person.
5.17 Status under Certain Statutes.
          None of the MLP, the Issuer or any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act, as amended, or the Federal Power Act, as amended.
5.18 Environmental Matters.
          Except for the matters set forth on Schedule 5.18 and other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the MLP, the Issuer nor any of their Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) is subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability.
5.19 Solvency of MLP.
          After giving effect to the issuance and sale of the Notes and the application of the proceeds thereof and due consideration to any rights of contribution and reimbursement, (i) the MLP has received fair consideration and reasonably equivalent value for the incurrence of its obligations under the Parent Guaranty and this Agreement or as contemplated by the Parent Guaranty and this Agreement, (ii) the fair value of the assets of the MLP (at fair valuation) exceeds its liabilities, (iii) the MLP is able and expects to be able to pay its debts as they mature, and (iv) the MLP has capital sufficient to carry on its business and conducted and as proposed to be conducted.
6. REPRESENTATIONS OF THE PURCHASERS.
6.1 Purchase for Investment.
          Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.
6.2 Source of Funds.
          Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued July 12, 1991) and, except as disclosed by such Purchaser to the Issuer in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the MLP and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Issuer in writing pursuant to this paragraph (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the MLP and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Issuer in writing pursuant to this paragraph (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Issuer in writing pursuant to this paragraph (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
7. INFORMATION AS TO ISSUER.
7.1 Financial Statements.
     The Issuer will deliver to each holder of a Note that is an Institutional Investor, in form and detail satisfactory to the Required Holders:
     (a) Annually as soon as available, but in any event within 120 days after the end of each fiscal year:
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year; and

     (ii) if the Issuer, WIC or an “Additional Borrower” (under and as defined in the Credit Agreement) is required to file a Form 10-Q or a Form 10-K with the SEC, a consolidated balance sheet of such Person and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (iii) if WIC, an “Additional Borrower” (under and as defined in the Credit Agreement), CIG or SNG is not required to file a Form 10-K or Form 10-Q with the SEC, a consolidated balance sheet of such Person and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, subject only to the absence of footnotes, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of such Person and its Subsidiaries in accordance with GAAP; and
     (b) Quarterly as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year:
     (i) a consolidated balance sheet of the MLP and its Subsidiaries, at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’ capital for such fiscal quarter and statements of cash flows for the portion of the MLP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year;
     (ii) a consolidated balance sheet of WIC and its Subsidiaries, and a consolidated balance sheet of each “Additional Borrower” (under and as defined in the Credit Agreement) and its Subsidiaries, in each case at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’ capital for such fiscal quarter and statements of cash flows for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year; and
     (iii) if CIG or SNG is not required to file a Form 10-Q with the SEC, a consolidated balance sheet of such Person and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and partners’

capital for such fiscal quarter and statements of cash flows for the portion of such Person’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the MLP as fairly presenting the financial condition, results of operations, partners’ capital and cash flows of the MLP and its Subsidiaries or the applicable Person and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments (if applicable) and the absence of footnotes.
     As to any information contained in materials furnished pursuant to Section 7.1(b), the MLP and the Issuer shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the MLP and the Issuer to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
7.2 Certificates; Other Information.
     The Issuer will deliver to each holder of a Note that is an Institutional Investor:
     (a) within five (5) Business Days after the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b) (but in any event, no later than the deadlines for delivery of financial statements set forth in Section 7.1(a) or 7.1(b), as applicable) a duly completed Compliance Certificate signed by a Responsible Officer of the MLP;
     (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equity owners of the MLP, and copies of all annual, regular, periodic and special reports and registration statements which the MLP may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the holders of Notes pursuant hereto;
     (c) promptly, and in any event within ten (10) days after a Responsible Officer of the Issuer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given notice or taken any action with respect to a claimed default of the type referred to in Section 11(e), a written notice specifying the nature and period of existence thereof and what action the Issuer is taking or proposes to take with respect thereto;
     (d) as soon as practicable and in any event (i) within thirty (30) days after the MLP or the Issuer or any of their Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within ten (10) days after the MLP or the Issuer or any of their Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, that the MLP or the Issuer or such Restricted Subsidiary or ERISA Affiliate proposes to take with respect thereto;
     (e) promptly, and in any event within thirty (30) days after any Responsible Officer has knowledge of receipt thereof, copies of any notice to the MLP, the Issuer or any of their Restricted Subsidiaries from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
     (f) within ten (10) days after sending or filing thereof, a copy of each FERC Form No. 2: Annual Report of Major Natural Gas Companies sent or filed by the Issuer or any Restricted Subsidiary to or with the FERC; and
     (g) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the MLP, the Issuer or any of their Restricted Subsidiaries or relating to the ability of the Issuer to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.
     Notwithstanding any provision of Section 7.1 or Section 7.2 to the contrary, the Issuer shall be deemed to have complied with the delivery requirements of Section 7.1 or Section 7.2 in respect of any filing made by the MLP or the Issuer with the SEC within the applicable time period provided in Section 7.1 and prepared in compliance with the requirements therefor if the Issuer shall have (i) timely made such filing available on “EDGAR” or on the MLP’s home page on the worldwide web (as of the date of this Agreement located at http://www.eppipelinepartners.com/) and (ii) given each holder of a Note prior notice of such availability on EDGAR or the MLP’s home page (the making of such availability and the giving of notice thereof being collectively referred to as “Electronic Delivery”). Also, the electronic posting of any financial reports, notices or other items required to be furnished pursuant to Section 7.1 or Section 7.2 on a website established by the MLP and accessible by the holders of Notes free of charge and notice of such posting to the holders of Notes shall constitute delivery for all purposes of such section.
7.3 Inspection.
          The MLP and the Issuer will permit the representatives of each holder of a Note that is an Institutional Investor:
     (a) No Event of Default - if no Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the MLP or the Issuer, to visit the principal executive office of the MLP or the Issuer, to discuss the affairs, finances and accounts of the MLP or the Issuer and its Subsidiaries with the MLP’s or the Issuer’s representatives, and (with the consent of the MLP or the Issuer, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the MLP or the Issuer, which consent will not be unreasonably withheld) to visit the other offices and properties of the MLP or the Issuer and each Subsidiary thereof, all at such reasonable times and as often as may be reasonably requested in writing; and

     (b) Event of Default - if an Event of Default then exists, at the expense of such Issuer, to visit and inspect any of the offices or properties of the MLP or the Issuer or any Subsidiary thereof, to examine all of their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers or representatives and independent public accountants (and by this provision the MLP and the Issuer authorizes said accountants to discuss the affairs, finances and accounts of the MLP or the Issuer and its Subsidiaries), all at such times and as often as may be requested.
8. PREPAYMENT OF THE NOTES.
8.1 No Scheduled Prepayments.
          No regularly scheduled prepayments are due on the Notes prior to their stated maturity.
8.2 Optional Prepayments.
          (a) The Issuer may, at its option, upon notice as provided in subsection (c) below, prepay, at any time all, or from time to time any part of, one or more series of the Series 2008-A, 2008-B or 2008-C Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
          (b) The Issuer may, at its option, upon notice as provided in subsection (c) below, prepay, at any time all, or from time to time any part of, the Series 2008-D Notes, in an amount not less than $5,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus (i) if such prepayment occurs at any time after the date of Closing to and including March 31, 2010, three percent (3%) of such principal amount being prepaid or if such prepayment occurs at any time after March 31, 2010 to and including September 30, 2010, two percent (2%) of such principal amount being prepaid, and (ii) any LIBOR Breakage Amount.
          (c) The Issuer will give each holder of each series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Responsible Officer as to (i) with respect to the Series 2008-A, 2008-B or 2008-C Notes, the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation and (ii) with respect to the Series 2008-D Notes, any additional premium payable pursuant to Section 8.2(b)(i) above (in each case, calculated as if the date of such notice were the date of the prepayment). Two (2) Business Days prior to such prepayment, the Issuer shall deliver to each holder of the series of Notes being prepaid a certificate of a Responsible Officer specifying the calculation of such amounts as of the specified prepayment date, and acknowledging any LIBOR Breakage Amount owing of which the Issuer has been notified by any holder of a Series 2008-D Note.
8.3 Change of Control Prepayment Offer.
     (a) A “Change of Control Prepayment Event” occurs if, within the period of 120 days from and including the date on which a Change of Control occurs, either (i) there are Rated Securities outstanding at the time of such Change of Control and a Rating Downgrade in respect of such Change of Control occurs or (ii) at such time there are no Rated Securities and the MLP or the Issuer fails to obtain (whether by failing to seek a rating or otherwise) either a rating of the Notes or any other unsecured and unsubordinated Indebtedness of the MLP or the Issuer having a remaining maturity of five (5) years or more (and which does not have the benefit of a guaranty from any Person other than any such Person that at such time also guarantees the obligations of the Issuer under this Agreement and the Notes) from a Rating Agency of at least Investment Grade (a “Negative Rating Event”), in each case after giving pro forma effect to the transaction giving rise to such Change of Control (such Change of Control and the related Rating Downgrade or, as the case may be, Negative Rating Event, together (but not individually) constituting the Change of Control Prepayment Event).
     (b) Promptly upon becoming aware that a Change of Control has occurred, and in any event no later than fifteen (15) days after becoming aware of the Change of Control, the Issuer shall give written notice of such fact to all holders of the Notes. Promptly upon becoming aware that a Change of Control Prepayment Event has occurred, and not later than thirty (30) days after becoming aware of the Change of Control Prepayment Event, the Issuer shall give written notice (the “Issuer Notice”) of such fact to all holders of the Notes. The Issuer Notice shall describe (i) the facts and circumstances of such Change of Control Prepayment Event in reasonable detail, (ii) refer to this Section 8.3 and the rights of the holders hereunder, and (iii) contain an offer by the Issuer to prepay the entire unpaid principal amount of the Notes held by each holder at 100% of the principal amount of such Notes at par (and without any Make-Whole Amount or prepayment premium or other penalty whatsoever or howsoever described, but including any LIBOR Breakage Amount with respect to any Series 2008-D Notes being prepaid on a day other than a Floating Interest Payment Date), together with interest accrued thereon to the date for such prepayment selected by the Issuer (the “Proposed Prepayment Date”), which shall be specified in the Issuer Notice and which shall be a Business Day not more than sixty (60) days after such Issuer Notice is given, should any agreement to the contrary not be reached among the Issuer and each of the holders of the Notes.
     (c) A holder of a Note may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Issuer on or before the Proposed Prepayment Date. A failure by a holder of a Note to respond to an offer to prepay made pursuant to this Section 8.3 or to accept an offer by the Issuer to prepay all of the Notes held by such holder prior to the Proposed Prepayment Date shall be deemed to constitute rejection of such offer by such holder.

     (d) On any Proposed Prepayment Date, the entire unpaid principal amount of the Notes held by each holder of the Notes which has accepted such prepayment offer, together with interest accrued thereon to such date (without any Make-Whole Amount or prepayment premium or other penalty whatsoever or howsoever described, but including any LIBOR Breakage Amount with respect to any Series 2008-D Notes being prepaid on a day other than a Floating Interest Payment Date), shall become due and payable.
8.4 Allocation of Partial Prepayments.
          In the case of each partial prepayment of Notes of a series pursuant to Section 8.2, the principal amount of the Notes of the series to be prepaid shall be allocated among all of the Notes of such series at any time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.5 Maturity; Surrender, etc.
          In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, if any, and prepayment. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full, after such payment and upon the written request of the Issuer, shall be surrendered to the Issuer and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.6 Purchase of Notes.
          The Issuer will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Issuer or an Affiliate pro rata to the holders of Notes or any series thereof upon the same terms and conditions. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.7 Make-Whole Amount.
          The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as the “PX1 Screen” on the Bloomberg Financial Market Service (or such other display as may replace the PX1 Screen on Bloomberg Financial Market Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Notes.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such

Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
9. AFFIRMATIVE COVENANTS.
          Each of the Issuer and MLP covenants that so long as any of the Notes are outstanding:
9.1 Compliance with Law.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
9.2 Insurance.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies (or through self-insurance) property damage and liability insurance of such types, in such amounts and against such risks as is commercially reasonable to maintain.
9.3 Maintenance of Properties.
          The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of both the foregoing clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.4 Payment of Taxes and Claims.
          The Issuer and the MLP will, and cause each of its Restricted Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge when due all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Issuer or the MLP or any of its Restricted Subsidiaries, provided that neither the Issuer, the MLP nor any Subsidiary thereof need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Issuer, the MLP or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Issuer, the MLP or such Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Issuer, the MLP or such Restricted Subsidiary or (ii) the non-filing of such returns or nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5 Existence, etc.
     The Issuer and the MLP will, and will cause each of its Restricted Subsidiaries to:
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 10.4 or Section 10.5 or where the failure to so preserve would not have a Material Adverse Effect and except that nothing herein shall prevent any change in Business Entity form of any Subsidiary of the MLP, and
     (b) take reasonable action to maintain permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect..
9.6 Books and Records.
          The Issuer and the MLP will, and will cause its Restricted Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business; and (b) maintain such books of record and account in conformity with the applicable material requirements of any Governmental Authority having regulatory jurisdiction over the Issuer, the MLP or such Restricted Subsidiary, as the case may be.
9.7 Additional Subsidiary Guarantors.
          The Issuer and the MLP will cause any Subsidiary that (whether or not required by the terms of the Credit Agreement) (i) guarantees Indebtedness in respect of the Credit Agreement or (ii) becomes an “Additional Borrower” under the Credit Agreement and assumes liability for any portion of the Indebtedness of any other “Borrower” under the Credit Agreement, to enter into a Subsidiary Guaranty concurrently therewith and as a part thereof to deliver to each of the holders a certificate signed by a Responsible Officer of the Issuer confirming the accuracy of the representations and warranties in Sections 5.2, 5.6, 5.7 and 5.19, with respect to such Subsidiary and such Subsidiary Guaranty, as applicable.
9.8 Use of Proceeds.
          The Issuer will use the proceeds of the Notes in the manner described in Section I.B. of the Memorandum.

9.9 Ranking of Notes.
     (a) The Notes and the Issuer’s obligations under this Agreement will rank at least pari passu with all of the Issuer’s outstanding unsecured Senior Indebtedness; provided, that during any period that the Credit Agreement is secured, the Notes and the Issuer’s obligations under this Agreement will rank at least pari passu with all of the Issuer’s obligations under the Credit Agreement.
     (b) The Issuer and the MLP will, if either of them or any Subsidiary shall create any Lien upon any of its property or assets, whether now owned or hereafter acquired, in favor of the lenders or other creditors who are party to the Credit Agreement (unless prior written consent to the creation thereof shall have been obtained from the Required Holders), make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with all other Indebtedness thereby secured.
10. NEGATIVE COVENANTS.
          Each of the Issuer and the MLP covenants that it shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly,:
10.1 Liens.
          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens securing the Notes;
     (b) Liens existing on the date of this Agreement and listed on Schedule 10.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 10.3(a)(iv), and (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.3(a)(iv);
     (c) Liens for taxes, assessments, obligations under workers’ compensation or other social security legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by appropriate proceedings diligently conducted;
     (d) inchoate Liens and charges imposed by law and incidental to construction, maintenance, development or operation of properties, or the operation of business, in the ordinary course of business if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by the MLP, the Issuer or any of its Restricted Subsidiaries;
     (e) pledges and deposits to secure the performance of bids, tenders, trade or government contracts and leases (other than for Indebtedness), licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind, in each case incurred in the ordinary course of business;
     (f) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation, value or use of the properties affected thereby;
     (g) any Lien on any asset (including a capital lease) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(g) or appeal or surety bonds related to such judgments;
     (i) Liens existing on any property or asset of any Person that becomes a Restricted Subsidiary of the MLP or the Issuer after the date of this Agreement prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, (ii) such Lien shall not apply to any other property or assets of the MLP, the Issuer or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date such Person becomes a Restricted Subsidiary and any renewals, extensions and modifications (but not increases) thereof;
     (j) conventional provisions contained in contracts or agreements affecting properties under which the Issuer, the MLP or a Restricted Subsidiary is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;
     (k) any Lien consisting of (i) landlord’s liens under leases to which the MLP, the Issuer or any of its Restricted Subsidiaries is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases (other than Liens securing Indebtedness), (ii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the MLP, the Issuer or any of its Restricted Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the MLP, the Issuer or any such Restricted Subsidiary, (iii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any governmental authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning laws and ordinances and municipal regulations;
     (l) Liens on the Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary securing the payment of a Project Financing or securing Equity

Contribution Obligations as permitted by paragraphs (a)(i) and (a)(iii) of the definition of “Non-Recourse” set forth in Schedule B;
     (m) Liens that ratably secure the Notes and other Indebtedness, subject to customary collateral trust or similar arrangements and execution by the Purchasers (or their agent) and the other necessary parties of appropriate documentation governing such arrangement; and
     (n) Liens securing Indebtedness in an aggregate principal amount not to exceed, at the time of incurrence of such Indebtedness, an amount equal to 10% of Consolidated Net Tangible Assets as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b).
Liens permitted by this Section 10.1 may also extend to products and proceeds (including dividends, distributions, interest and like payments on or with respect to, and insurance and condemnation proceeds and rental, lease, licensing and similar proceeds) of, and property evidencing or embodying, or constituting rights or other general intangibles directly relating to or arising out of, and accessions and improvements to, such property subject to such Liens.
10.2 Certain Investments.
     (a) Make any Investments after the date of this Agreement in an Unrestricted Subsidiary or in any other Person that is not a Subsidiary at the time of (or as a result of) such Investment, unless (i) the lines of business in which such Unrestricted Subsidiary or other Person is primarily engaged are permitted for the MLP and the Issuer and their Restricted Subsidiaries under this Agreement, and (ii) at the time of the making of such Investment and after giving effect thereto, the MLP and the Issuer shall be in compliance on a pro forma basis with Section 10.12 and, if such Investment is made by a Restricted Subsidiary, such Restricted Subsidiary shall be in compliance with Section 10.3(b), in each case as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b);
     (b) Make any Investments in Non-U.S./Canadian Persons in excess of $5,000,000 in the aggregate; or
     (c) In the case of the MLP, directly own Equity Interests in any Person other than the Issuer and Financing Vehicles.
10.3 Indebtedness.
     (a) Create, incur, assume or suffer to exist any Indebtedness, except that, subject to the limitations set forth in Section 10.3(b), the following Indebtedness shall be permitted:
     (i) Indebtedness among the MLP, the Issuer and the Restricted Subsidiaries, provided that in the case of Indebtedness owed by the MLP or the Issuer to a Restricted Subsidiary of the MLP, such Indebtedness is subordinated to the Notes on subordination terms approved by the Required Holders;

     (ii) Indebtedness outstanding on the date of this Agreement and listed on Schedule 5.15;
     (iii) Indebtedness of any Person that becomes a Restricted Subsidiary after the date of this Agreement existing prior to the time such Person becomes a Restricted Subsidiary; provided that such Indebtedness is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;
     (iv) refinancings, refundings, renewals or extensions (“Refinancing Indebtedness”) of Indebtedness incurred pursuant to paragraphs (ii) and (iii) above (“Existing Indebtedness”), provided that in each such case, (1) neither the MLP, the Issuer, nor any Restricted Subsidiary who is not obligated on the Existing Indebtedness shall become obligated in respect of the Refinancing Indebtedness, and (2) the amount of such Existing Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such Refinancing Indebtedness; and
     (v) Indebtedness under the Notes and the Credit Agreement and other Indebtedness of the MLP, the Issuer or any Restricted Subsidiary not described by the foregoing paragraphs (i) through (iv) provided that at the time of incurring the Indebtedness permitted by this clause, after giving effect thereto, (x) the MLP and the Issuer shall be in pro forma compliance with Section 10.12 and Section 10.13 determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, and (y) no Default shall have occurred and be continuing.
     (b) Notwithstanding the foregoing, the parties agree that:
     (i) a Regulated Restricted Subsidiary may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Restricted Subsidiary, determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, does not exceed 5.00 to 1.00;
     (ii) an Unregulated Restricted Subsidiary that is a Subsidiary Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Subsidiary Guarantor, determined as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, does not exceed 5.00 to 1.00;
     (iii) an Unregulated Restricted Subsidiary not a Subsidiary Guarantor may incur Indebtedness only if at the time of incurring such Indebtedness and after giving effect thereto, the aggregate amount of Indebtedness of all

Unregulated Restricted Subsidiaries that are not Subsidiary Guarantors does not exceed an aggregate amount equal to 10% of Consolidated Net Tangible Assets as of the most recently completed fiscal quarter; and
     (iv) in the event that a Subsidiary (other than the Issuer) owns, directly or indirectly, Equity Interests or other Investments in WIC, in any other Regulated Subsidiary, in SNG or in CIG, such Subsidiary may not incur any Indebtedness (other than Obligations under the Credit Agreement or the Notes) or Recourse Equity Contribution Obligations or enter into any Swap Contracts.
10.4 Fundamental Changes.
          In the case of the MLP or the Issuer, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets unless (i) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (ii) if the MLP is involved in any such transaction, either it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, or the continuing or surviving Business Entity is a limited partnership organized under the laws of the United States or a State thereof and unconditionally assumes by written agreement all of the performance and payment obligations of the MLP under the Notes, (iii) if the Issuer is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and (iv) if WIC is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 10.4 have the effect of releasing the MLP or the Issuer from any of its obligations and liabilities under this Agreement or the Notes.
10.5 Dispositions.
(a) Make any Disposition or enter into any agreement to make any Disposition, except:
     (i) Dispositions of obsolete or worn out property or assets (or property or assets no longer useful in the business of the relevant Person) in the ordinary course of business and leases or subleases of unused office or other space entered into by the MLP, the Issuer or any Restricted Subsidiary on an arms-length basis and in the ordinary course of business;
     (ii) Dispositions of inventory in the ordinary course of business;
     (iii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reinvested within 365 days in assets to be used in the business of the Issuer or its Restricted Subsidiaries;
     (iv) Dispositions of property by the Issuer or any Restricted Subsidiary to the MLP, to the Issuer or to a Wholly Owned Restricted Subsidiary;

     (v) Dispositions of any receivables and related rights pursuant to any Alternate Program so long as immediately before and immediately after giving effect to such Disposition the MLP and any Subsidiaries parties thereto are in compliance with Section 10.12 through Section 10.14, determined on a pro forma basis as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b);
     (vi) the making or Disposition of Investments which are permitted under Section 10.2 and are made after the date of this Agreement;
     (vii) Dispositions of property or assets by the Issuer or a Restricted Subsidiary other than WIC to the Issuer or a Restricted Subsidiary, or to a Business Entity that after giving effect to such Disposition will become a Restricted Subsidiary in which the MLP’s direct or indirect Equity Interest will be at least as great as its direct or indirect Equity Interests in the transferor immediately prior to such Disposition;
     (viii) Dispositions constituting licenses of intellectual property in the ordinary course of business;
     (ix) Dispositions of cash or cash equivalents;
     (x) Dispositions of Indebtedness or instruments or other obligations that are received as consideration for any Disposition of property or assets permitted by this Section 10.5;
     (xi) Dispositions of investments (including Equity Interests and Indebtedness or instruments or other obligations) that are received in connection with the bankruptcy or reorganization of suppliers, customers or other Persons, or in settlement of, or pursuant to any judgment or other order in respect of, delinquent obligations of, or litigation proceedings or other disputes with, or from exercises of rights or remedies against, any such Persons; and
     (xii) any other Disposition by the MLP or the Issuer or their Restricted Subsidiaries provided that at the time of such Disposition, (i) no Default shall exist or would result from such Disposition and (ii) the book value of the property being Disposed of, together with the book value of all other property disposed of in reliance on this paragraph (xii) during the fiscal year in which such Disposition occurs, shall not exceed 10% of Consolidated Net Tangible Assets as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b).
     (b) Notwithstanding the foregoing, the parties agree that the Issuer shall not Dispose of any Equity Interest in WIC, and WIC shall continue to be a Wholly Owned Subsidiary of the Issuer, either directly or through intermediate Wholly Owned Restricted Subsidiaries of the Issuer.
10.6 Restricted Payments.

          Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) (i) each of the Issuer or a Restricted Subsidiary may make Restricted Payments to the MLP, the Issuer or any other Restricted Subsidiary, and (ii) any non-Wholly Owned Restricted Subsidiary may make Restricted Payments to any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) so long as no Default which would become an Event of Default under paragraphs (f) or (g) of Section 11 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may make distributions; and
     (c) so long as no Default which would become an Event of Default under paragraphs (f) or (g) of Section 11 or an Event of Default shall have occurred and be continuing or would result therefrom, the MLP may purchase, redeem or otherwise acquire Equity Interests issued by it.
10.7 Change in Nature of Business.
          Engage in any line of business other than gathering, transporting, processing and storing natural gas or other hydrocarbons or any businesses reasonably related or incidental thereto.
10.8 Transactions with Affiliates.
          Sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any Affiliate of the MLP, whether or not in the ordinary course of business, except (a) transactions on terms no less favorable to such Person as would be obtainable by such Person at the time in a comparable arm’s-length transaction or series of transactions with a person other than an Affiliate of the MLP, (b) transactions among the MLP, the Issuer and the Restricted Subsidiaries (other than the GP LLCs), (c) transactions described in the Memorandum, and (d) transactions the value of which are de minimis in relation to the assets, liabilities or revenues of the MLP, the Issuer or the applicable Restricted Subsidiary engaging in such transaction.
10.9 Burdensome Agreements.
     Directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the MLP, the Issuer or any Subsidiary Guarantor to create or permit to exist any Lien on any of its property or (b) the ability of the Issuer or any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the MLP, the Issuer or any Restricted Subsidiary or to guaranty Indebtedness of the MLP, the Issuer or any Restricted Subsidiary or to otherwise transfer assets to or invest in the MLP, the Issuer or any Restricted Subsidiary (any such prohibition, restriction or imposition of condition of the type described in the forgoing clauses (a) or (b) is herein called a “Burdensome Restriction”); provided, that:

(1) clauses (a) and (b) of this Section shall not apply to restrictions and conditions imposed by law or by this Agreement;
(2) clauses (a) and (b) of this Section shall not apply to restrictions and conditions existing on the date of this Agreement and identified on Schedule 10.9 or any extension, refinancing or renewal thereof on market terms and conditions, provided that the terms of any Burdensome Restriction contained in such extension, refinancing or renewal is no more restrictive than the Burdensome Restrictions being extended, refinanced or renewed;
(3) clauses (a) and (b) of this Section shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder;
(4) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness;
(5) clause (a) of this Section shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business restricting the assignment thereof;
(6) clauses (a) and (b) of this Section shall not apply to Indebtedness issued by the Issuer or a Restricted Subsidiary that is otherwise permitted hereunder on market-clearing terms, provided that the Burdensome Restrictions so imposed are not any more restrictive than those applicable to the MLP pursuant to this Agreement; and
(7) the foregoing clause (a) of this Section shall not apply to the receivables and related assets owned by a Restricted Subsidiary whose only activities are to purchase receivables from the MLP or a Restricted Subsidiary and resell such receivables, in each case pursuant to an Alternate Program.
10.10 Amendment to Organization Documents.
          Amend any of its Organization Documents in any manner that could reasonably be expected to adversely and materially affect the rights of the holders of the Notes or their ability to enforce any provisions of this Agreement or that could reasonably be expected to have a Material Adverse Effect.
10.11 Use of Proceeds.
          Use the proceeds of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
10.12 Leverage Ratio.

          (a) Permit the Leverage Ratio of the MLP or the Leverage Ratio of the Issuer to exceed 5.50 to 1.00 as of September 30, 2008 or as of any Quarter-End Date thereafter;
          (b) Permit the Leverage Ratio of WIC (so long as it is a “Borrower” under the Credit Agreement) or any Restricted Subsidiary that becomes an “Additional Borrower” under the Credit Agreement to exceed 5.00 to 1.00 as of September 30, 2008 or as of any Quarter-End Date thereafter.
10.13 Interest Charges Coverage Ratio.
          Permit the Interest Charges Coverage Ratio of the MLP or the Interest Charges Coverage Ratio of the Issuer to be less than 1.50 to 1.00 as of any Quarter-End Date occurring on or after December 31, 2008.
10.14 Unrestricted Subsidiaries.
          (a) Permit any Regulated Unrestricted Subsidiary to incur Indebtedness if at the time of incurring such Indebtedness and after giving effect thereto, the Leverage Ratio of such Regulated Unrestricted Subsidiary, determined on a pro forma basis as of the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), as applicable, exceeds 5.50 to 1.00.
          (b) Permit any Unrestricted Subsidiary to hold, directly or indirectly, any Equity Interest in, or any Indebtedness of, the MLP, the Issuer, any Restricted Subsidiary, CIG or SNG.
          (c) Permit the MLP, the Issuer or any Restricted Subsidiary to, guarantee or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary, unless in each case these are Non-Recourse.
          (d) Permit any Unrestricted Subsidiary to engage directly or indirectly in any business or conduct any operations except as permitted under Section 10.7.
          (e) The Issuer may designate one or more Restricted Subsidiaries of the Issuer as Unrestricted Subsidiaries, provided that (i) all Investments made in such Subsidiary at the time of such designation (treating such Investments as having been made on the date of such designation) shall be permitted under Section 10.2, (ii) after giving effect to such designation, the MLP, the Issuer and any Restricted Subsidiary that owns Equity Interests in such Subsidiary are in compliance with the provisions of Section 10, including Section 10.1, and are in pro forma compliance with Section 10.3, Section 10.12, and Section 10.13, (iii) no Default or Event of Default shall exist or result from such designation, and (iv) the MLP has provided to the holders of the Notes a Responsible Officer’s certificate to the effect that each of the foregoing conditions have been satisfied.
          (f) The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation may be made only if at the time of such designation and after giving effect thereto, (i) if such Unrestricted Subsidiary has outstanding Indebtedness, it would be permitted to incur such Indebtedness pursuant to Section 10.3 on the date of designation, (ii) after giving effect to such designation, the MLP and the Issuer shall be in pro forma compliance with Section 10.12 and Section 10.13, (iii) the representations and warranties herein that are applicable to Restricted Subsidiaries shall be true and correct with respect to such Subsidiary, (iv) no Default or Event of Default shall exist or result from such designation, and (v) the MLP has provided to the holders of the Notes a Responsible Officer’s certificate to the effect that each of the foregoing conditions have been satisfied.
10.15 Swap Contracts.
          Enter into or permit to exist any obligations under Swap Contracts other than Swap Contracts entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view.”
10.16 Terrorism Sanctions Regulations.
          (a) Become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order; or
          (b) Knowingly engage in any dealings or transactions with any such Person.
11. EVENTS OF DEFAULT.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Issuer defaults in the payment of (i) any principal when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise or (ii) any interest or Make-Whole Amount or LIBOR Breakage Amount, if any, on any Note for more than five (5) Business Days after the same becomes due and payable; or
     (b) the Issuer or the MLP defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5 (with respect to the Issuer, the MLP or any Subsidiary Guarantor), Section 9.8 or Sections 10.1 through 10.16; or
     (c) the Issuer or the MLP fails to perform any other covenant or agreement contained herein (other than those referred to in paragraphs (a) or (b) of this Section 11) and such failure continues for thirty (30) days; or
     (d) any representation or warranty made in writing by or on behalf of the Issuer, the MLP or any Subsidiary Guarantor or by any officer thereof or of any Subsidiary Guarantor in this Agreement or the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

     (e) the General Partner, the MLP, the Issuer or any Restricted Subsidiary:
     (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of any Indebtedness or Guaranty (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than $50,000,000, or
     (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event (other than an exercise of voluntary prepayment or voluntary purchase option or analogous right or any issuance or Disposition of Equity Interests or other assets, or an incurrence or issuance of Indebtedness or other obligations, giving rise to a repayment or prepayment obligation in respect of such Indebtedness if such repayment or prepayment is paid when due) occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded, or
     (iii) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, required repurchase or redemption or otherwise) in respect of Recourse Equity Contribution Obligations having an aggregate outstanding principal amount of more than $50,000,000; or
     (f) the MLP, the Issuer, the General Partner, or any Restricted Subsidiary (if such Restricted Subsidiary has total assets in excess of $50,000,000) (any of the foregoing, a “Material Related Party”) shall (i) generally not pay its debts as such debts become due; or (ii) admit in writing its inability to pay its debts generally; or (iii) make a general assignment for the benefit of creditors; or (A) any proceeding shall be instituted or consented to by any Material Related Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or (B) any such proceeding shall have been instituted against any Material Related Party and either such proceeding shall not be stayed or dismissed for 60 consecutive days or any of the actions referred to above sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or (C) any Material Related Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or

     (g) a final judgment or judgments for the payment of money aggregating more than $50,000,000 (net of insurance coverage which is reasonably expected to be paid by the insurer and as to which the insurer has not denied coverage) are rendered against one or more of the MLP, the Issuer and any Restricted Subsidiary, which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; or
     (h) (1) any Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the MLP by a holder, such Termination Event shall still exist; or (2) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or (3) the MLP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (4) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (1) through (4) above, such event or condition, together with all other such events or conditions, if any, would result in an aggregate liability of the MLP or any ERISA Affiliate that would have a Material Adverse Effect; or
     (i) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA shall give rise to a Material Adverse Effect; or
     (j) any Subsidiary Guaranty ceases to be in full force and effect (except as provided in Section 1.3(c)) for any reason, including by reason of (i) its being declared to be null and void in whole or in material part by a court or other Governmental Authority having jurisdiction or (ii) the validity or enforceability thereof being contested by the Issuer or any Subsidiary Guarantor or any of them renouncing any of the same or denying that it has any or further liability thereunder; or
     (k) the Parent Guaranty ceases to be in full force and effect (except as provided in Section 1.3(c)) for any reason, including by reason of (i) its being declared to be null and void in whole or in material part by a court or other Governmental Authority having jurisdiction or (ii) the validity or enforceability thereof being contested by the Issuer or the MLP or any of them renouncing any of the same or denying that it has any or further liability thereunder.
12. REMEDIES ON DEFAULT, ETC.
12.1 Acceleration.
     (a) If an Event of Default described in paragraph (f) of Section 11 (other than an Event of Default described in clause (i) of paragraph (f) or described in clause (iii)(C) of paragraph (f) by virtue of the fact that such paragraph encompasses clause (i) of paragraph (f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Issuer, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) of Section 11 has occurred and is continuing, the holder or holders of not less than $50,000,000 in principal amount of the Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) any applicable Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, as the case may be, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, as the case may be, by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2 Other Remedies.
          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3 Rescission.
          At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and any Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, as the case may be, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and any Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, as the case may be, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Issuer nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4 No Waivers or Election of Remedies, Expenses, etc.
          No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or the Subsidiary Guaranty or the Parent Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuer under Section 15, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1 Registration of Notes.
          The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2 Transfer and Exchange of Notes.
          Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Issuer shall execute and deliver within ten (10) days, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Note specified for the Notes of such series, if any. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
13.3 Replacement of Notes.
          Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another Institutional Investor holder of a Note with a minimum net worth of at least US$50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver within ten (10) days, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14. PAYMENTS ON NOTES.
14.1 Place of Payment.
          Subject to Section 14.2, payments of principal, Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2 Home Office Payment.
          So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Amount, prepayment premium or LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at the principal executive office or other place of payment most recently designated by the Issuer pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 13.2. The Issuer will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
15. EXPENSES, ETC.
15.1 Transaction Expenses.
          Whether or not the transactions contemplated hereby are consummated, the Issuer will pay (a) all reasonable costs and expenses (including reasonable attorneys’ fees of one special counsel for the Purchasers and, if reasonably required, local or other counsel) incurred by the Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), (b) all reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (c) all reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuer or any Subsidiary thereof or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, and (d) all reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information, and all subsequent annual and interim filings of documents and financial information related to this Agreement, with the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization succeeding to the authority thereof. The Issuer will pay and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by any Purchaser or other holder in connection with its purchase of the Notes).
15.2 Survival.
          The obligations of the Issuer under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note through the payment or prepayment in full thereof, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer pursuant to this Agreement shall be deemed representations and warranties of the Issuer under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Issuer and supersede all prior agreements and understandings relating to the subject matter hereof.
17. AMENDMENT AND WAIVER.
17.1 Requirements.
          This Agreement, the Notes, the Subsidiary Guaranty and the Parent Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuer (and the Subsidiary Guarantors, in the case of the Subsidiary Guaranty, and the MLP, in the case of the Parent Guaranty) and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or the LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 12, 17 or 20.
17.2 Solicitation of Holders of Notes.
     (a) Solicitation. The Issuer will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Issuer will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Issuer will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by any holder of a Note of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note then outstanding even if such holder did not consent to such waiver or amendment.
     (c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or agreed to transfer its Notes to the Issuer or any Affiliate and has provided or agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
17.3 Binding Effect, etc.
          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer and the MLP without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or the MLP and the holder of any Note or any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “Agreement” and references thereto shall mean this Note Purchase Agreement, dated as of September 30, 2008, as it may from time to time be amended or supplemented.
17.4 Notes held by Issuer, etc.
          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Issuer or any of its Affiliates shall be deemed not to be outstanding.
18. NOTICES.
          All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Issuer in writing,

     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Issuer in writing, or
     (iii) if to the Issuer or the MLP, at the address set forth at the beginning hereof to the attention of the treasurer, or at such other address as the Issuer shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
19. REPRODUCTION OF DOCUMENTS.
          This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. Each of the Issuer and the MLP agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Issuer, the MLP or any holder of a Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20. CONFIDENTIAL INFORMATION.
          For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Issuer and the MLP and its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Issuer, the MLP or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Issuer, the MLP or such Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note,

(iv) any Institutional Investor to which it sells or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Issuer or the MLP (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any Rating Agency that requires access to information about its investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent it has may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Issuer in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Issuer and the MLP embodying the provisions of this Section 20.
21. SUBSTITUTION OF PURCHASER.
          Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Issuer, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Issuer of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
22. MISCELLANEOUS.
22.1 Successors and Assigns.
          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2 Jurisdiction and Process; Waiver of Jury Trial.
     (a) Each of the Issuer and the MLP irrevocably submits to the non-exclusive jurisdiction of any New York or federal court sitting in New York City, Borough of Manhattan, over any suit, action or proceeding arising out of or relating solely to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Issuer and the MLP irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) Each of the Issuer and the MLP agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.2(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
     (c) Each of the Issuer and the MLP consents to process being served in any suit, action or proceeding solely of the nature referred to in Section 22.2(a) by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 18, to it. Each of the Issuer and the MLP agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (d) Nothing in this Section 22.2 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Issuer or the MLP in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (e) THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.3 Payments Due on Non-Business Days.
          Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.5 that any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
22.4 Severability.
          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5 Construction.
          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
22.6 Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
22.7 Governing Law.
          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
22.8 GAAP.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the MLP notifies the holders that the MLP requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Required Holders notify the MLP that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
[Signature page follows.]

          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Issuer, whereupon the foregoing shall become a binding agreement among you, the Issuer and the MLP.

Very truly yours,

ISSUER:

EL PASO PIPELINE PARTNERS OPERATING COMPANY, L.L.C.

By:	/s/ John J. Hopper
Name: John J. Hopper
Title: Vice President and Treasurer

MLP:

EL PASO PIPELINE PARTNERS, L.P.

By: El Paso Pipeline GP Company L.L.C., its general partner

By:	/s/ John J. Hopper
Name: John J. Hopper
Title: Vice President and Treasurer
Signature Page to El Paso Note Purchase Agreement

This Agreement is accepted and agreed to as of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY

By:	Principal Global Investors, LLC
a Delaware limited liability company,
its authorized signatory

	By:	/s/ Alan P Kress
	Its:	Alan P. Kress, Counsel

	By:	/s/ Colin Pennycooke
	Its:	Colin Pennycooke, Counsel

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Alan D. Onstad
Name: Alan D. Onstad
Title: Senior Director
Signature Page to El Paso Note Purchase Agreement

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Ho Young Lee
Name: Ho Young Lee
Title: Director
Signature Page to El Paso Note Purchase Agreement

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Brian N. Thomas

Brian N. Thomas, Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:	/s/ Brian N. Thomas

Brian N. Thomas, Vice President

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Brian N. Thomas Brian N. Thomas, Vice President
Signature Page to El Paso Note Purchase Agreement

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	CIGNA Investments, Inc., as authorized agent

	By:	/s/ Lori E. Hopkins
Name: Lori E. Hopkins
Title: Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By:	CIGNA Investments, Inc., as authorized agent

	By:	/s/ Lori E. Hopkins
Name: Lori E. Hopkins
Title: Managing Director
Signature Page to El Paso Note Purchase Agreement

COBANK, ACB

By:	/s/ Brett A. Challenger
Name: Brett A. Challenger
Title: Vice President
Signature Page to El Paso Note Purchase Agreement

UNITED OF OMAHA LIFE INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name: Curtis R. Caldwell
Title: Senior Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	/s/ Curtis R. Caldwell
Name: Curtis R. Caldwell
Title: Senior Vice President
Signature Page to El Paso Note Purchase Agreement

SCHEDULE B
DEFINED TERMS
          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
          “Acquisition” means the acquisition by the MLP, the Issuer or any Restricted Subsidiary of (a) sufficient equity or voting interests of a Person to cause such Person to become a Subsidiary or (b) all or substantially all of the assets or operations, division or line of business of a Person.
          “Adjusted Alternate Base Rate” means, (a) for all Interest Periods ending on or prior to September 30, 2010, Alternate Base Rate plus 250 basis points, (b) for all Interest Periods commencing after September 30, 2010 and ending on or prior to September 30, 2011, Alternate Base Rate plus 260 basis points, and (c) for all Interest Periods commencing after September 30, 2011, Alternate Base Rate plus 290 basis points.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by Bank of America, N.A. as its “prime rate” or “base rate” in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from Bank of America, N.A. on fluctuating rate loans and (ii) such rate may be established by Bank of America, N.A. by public announcement or otherwise) and (b) the Federal Funds Rate in effect on such day plus one half of one percent (1/2 of 1%) per annum.
          “Adjusted LIBOR Rate” means, (a) for all Interest Periods ending on or prior to September 30, 2010, LIBOR plus 350 basis points, (b) for all Interest Periods commencing after September 30, 2010 and ending on or prior to September 30, 2011, LIBOR plus 360 basis points, and (c) for all Interest Periods commencing after September 30, 2011, LIBOR plus 390 basis points.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agreement” is defined in Section 17.3.
          “Alternate Program” of a Person means any program providing for the sale or other Disposition of trade or other receivables and related assets entered into by such Person on terms customary for such a financing transaction.
          “Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).
          “Applicable Floating Rate” means (a) the Adjusted LIBOR Rate or (b) Adjusted Alternate Base Rate, as selected by the Issuer for an Interest Period. The Issuer shall be deemed to have selected the Adjusted LIBOR Rate for each Interest Period, unless the Issuer gives notice to the holders of the Series 2008-D Notes, on or prior to the second Business Day preceding such Interest Period, that either (i) the Issuer selects the Adjusted Alternate Base Rate or (ii) the Adjusted Alternate Base Rate must be utilized because adequate and reasonable means do not exist for determining the Adjusted LIBOR Rate.
          “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
          “Bank Agent” means the administrative agent under the Credit Agreement.
          “Burdensome Restriction” is defined in Section 10.9.
          “Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Houston, Texas, or New York City are required or authorized to be closed.
          “Business Entity” means a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity.
          “Change of Control” means an event or series of events by which:
     (a) EPC fails to own directly or indirectly more than 50% of the Equity Interests of the General Partner and any other general partner of the MLP which is entitled to vote for members of the board of directors or equivalent governing body of the General Partner or such other general partner, in each case on a fully-diluted basis; or
     (b) the MLP fails to own directly or indirectly 100% of the Equity Interests of the Issuer.
          “Change of Control Prepayment Event” is defined in Section 8.3(a).
          “CIG” means Colorado Interstate Gas Company, a Delaware general partnership.
          “Closing” is defined in Section 3.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.2.

          “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
          “Confidential Information” is defined in Section 20.
          “Consolidated EBITDA” means, for any period, (x) for the MLP, the Issuer, or for any Restricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Person and its Restricted Subsidiaries for such period, and (y) for an Unrestricted Subsidiary, on a consolidated basis, an amount equal to Consolidated Net Income for such Unrestricted Subsidiary and its Subsidiaries plus
          (a) the following to the extent deducted, or otherwise not included, in calculating such Consolidated Net Income:
          (i) (A) interest expense and (B) charges in connection with the payment, repayment redemption, defeasance, early retirement or refinancing of any Indebtedness;
          (ii) income tax expense,
          (iii) depreciation and amortization expense
          (iv) losses from sales of assets outside the ordinary course of business,
          (v) non-cash extraordinary items and non-cash impairment charges,
          (vi) non-recurring noncash charges;
          (vii) cash distributions actually received from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs, provided that such distributions are received within forty-five (45) days after the end of such period (provided, however, that in calculating the Consolidated EBITDA of any Person for any four-quarter period, the aggregate amount of cash distributions from Unrestricted Subsidiaries and from Unregulated GP LLCs added to Consolidated Net Income of such Person pursuant to this paragraph shall not exceed 15% of Consolidated EBITDA of such Person for such period),
          (viii) the amount of insurance proceeds received or determined, in accordance with GAAP, to be receivable, not to exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate, and
          (ix) (A) unrealized losses in respect of derivatives resulting from mark to market activity, and (B) cash received in respect of gains from derivatives, and minus

          (b) the following to the extent included in calculating such Consolidated Net Income:
          (i) gains from sales of assets outside the ordinary course of business,
          (ii) allowance for equity funds during construction as determined in accordance with generally accepted regulatory accounting principles for Persons subject to rate regulation by FERC,
          (iii) income from Unrestricted Subsidiaries, from Joint Venture Entities and from GP LLCs,
          (iv) the amount of insurance proceeds received that exceed the amounts by which Consolidated EBITDA for such period or any prior period is or has been reduced on account of the loss to which such insurance proceeds relate,
          (v) cash payments during such period not deducted in the determination of Consolidated Net Income on account of charges or reserves taken in a prior period, and
          (vi) (A) unrealized gains in respect of derivatives resulting from mark to market activity, and (B) cash paid in respect of realized losses on derivatives;
          provided, that, Consolidated Net Income of a Person and the expenses and other items of such Person described in clauses (a) and (b) above shall be adjusted with respect to the portion of Consolidated Net Income and the portion of expenses and other items which are attributable to such Person’s Subsidiaries that are not Wholly Owned Subsidiaries, so that Consolidated Net Income and the expenses and other items described in clauses (a) and (b) above reflect only such Person’s pro rata ownership interest in such Subsidiaries;
          Consolidated EBITDA for a Person for a consecutive four (4) quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions and Dispositions made by such Person or its Restricted Subsidiaries during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Leverage Ratio) as if such Acquisitions or Dispositions occurred on the first day of the period; and, at such Person’s option, Consolidated EBITDA for such Person shall be calculated by giving effect to Material Project EBITDA Adjustments, subject to the limitations on such adjustments set forth in subsection (c) of the definition thereof.
          “Consolidated Indebtedness” means, as of any date of determination, (a) for the MLP, the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Restricted Subsidiaries, and (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all Indebtedness of such Person and its Subsidiaries, in the case of clauses (a) and (b), other than Hybrid Securities. Notwithstanding the foregoing, such Indebtedness of a non-Wholly Owned Subsidiary of a Person shall be included in Consolidated Indebtedness of such Person only to the extent of such Person’s proportional interest therein, unless such Indebtedness is recourse to such Person, in which case the full amount of such Indebtedness that is recourse to such Person shall be included in the calculation of Consolidated Indebtedness.

          “Consolidated L/C Exposure” means, as of any date of determination,
          (a) for the MLP, for the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Restricted Subsidiaries (or for which such Person or any of its Restricted Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Restricted Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five (5) Business Day “grace” period set forth in paragraph (b)(ii) of the definition of Indebtedness, and
          (b) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, (i) the undrawn amount of all letters of credit issued for the account of such Person and its Subsidiaries (or for which such Person or any of its Subsidiaries is otherwise liable to reimburse drawings thereunder), and (ii) all payment obligations of such Person and its Subsidiaries arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments to the extent such payment obligations do not constitute Indebtedness by reason of the five (5) Business Day “grace” period set forth in paragraph (b)(ii) of the definition of Indebtedness.
          “Consolidated Net Income” means, for any period, (x) for the MLP, for the Issuer or for a Restricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Restricted Subsidiaries, and (y) for an Unrestricted Subsidiary, on a consolidated basis, without duplication, all net income of such Person and its Subsidiaries on a consolidated basis.
          “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the MLP, the Issuer and the Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the MLP, the Issuer and the Restricted Subsidiaries, prepared in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Agreement” means the Credit Agreement, dated as of November 21, 2007, by and among the Issuer and WIC, as Borrowers, the MLP, as the Parent Guarantor, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto, as amended, modified, refinanced or replaced in whole or in part.

          “Debt Rating” means, as of any date of determination, the rating as determined by either S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the MLP’s non-credit-enhanced, senior unsecured long-term debt; provided that, in the event the ratings are different (i) if three ratings are available, either (a) the majority rating will govern, if two ratings are the same, or (b) the middle rating will govern, if all three ratings differ, (ii) if only two ratings are available, the higher rating will govern, unless there is more than one level between the ratings and then the level one below the higher rating will apply, and (iii) if only one rating is available, such available rating will govern.
          “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
          “Default Rate” means that rate of interest that is 2% per annum above the rate stated in clause (a) of the first paragraph of the respective Notes.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Equity Interests or other assets by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Electronic Delivery” is defined in Section 7.1.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, regulating or imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the MLP, the Issuer or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “EPC” means El Paso Corporation, a Delaware corporation.
          “Equity Contribution Obligations” has the meaning set forth in paragraph (a)(iii) of the definition of “Non-Recourse”.
          “Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the equity securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.
          “ERISA Affiliate” means any Person who is a member of the MLP’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.
          “Event of Default” is defined in Section 11.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Existing Indebtedness” is defined in Section 10.3(a)(iv).
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such date shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions.
          “FERC” means the Federal Energy Regulatory Commission and any successor federal regulatory agency.
          “Financing Vehicle” is defined in the definition of “Hybrid Securities”.
          “Fitch” means Fitch Ratings, Inc. and any successor thereto.
          “Floating Interest Payment Date” means the last day of each March, June, September and December in each year.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
          “General Partner” means El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company, or any successor thereto as sole general partner of the MLP.

          “Governmental Authority” means
               (a) the government of the United States of America or any State or other political subdivision thereof, or
               (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
          “GP LLC” means a limited liability company or a corporation that is a Restricted Subsidiary of the MLP, is validly existing and in good standing under the laws of its organization, and holds a general partnership interest in a partnership.
          “Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.
          “Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case above to the extent regulated pursuant to any Environmental Law.
          “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Issuer pursuant to Section 13.1.
          “Hybrid Securities” means any trust preferred securities or deferrable interest subordinated debt issued by the MLP or a Financing Vehicle with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions at the option of the issuer thereof, provided that neither the Issuer nor any Restricted Subsidiary shall Guaranty payment of any portion thereof. “Financing Vehicle” means a business trust, limited liability company, limited partnership or similar entity (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more Wholly Owned Subsidiaries) at all times by the MLP, (ii) that has been formed for the sole purpose of issuing trust preferred securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the MLP and (B) payments made from time to time on such subordinated debt.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) (i) the amount available to be drawn under letters of credit issued for the account of such Person (or for which such Person is otherwise liable to reimburse drawings thereunder), if such letters of credit support Indebtedness of another Person, (ii) to the extent not paid on or prior to the fifth Business Day after the due date therefor, all payment obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (e) capital leases and Synthetic Lease Obligations;
     (f) Receivables Financing Indebtedness;
     (g) the greater of the voluntary or involuntary liquidation value of, plus any accrued and unpaid dividends on, any preferred Equity Interests of such Person redeemable at the option of the holder thereof; and
     (h) all Guaranties of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person other than a GP LLC shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
          “INHAM Exemption” is defined in Section 6.2(e).
          “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 in aggregate principal amount of the Notes at the time outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
          “Interest Charges” means, with respect to any Person for any period, all interest expense of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period.
          “Interest Charges Coverage Ratio” means with respect to any Person as of any date of determination, the ratio of (a) Consolidated EBITDA of such Person for the period of four (4) fiscal quarters ending on such date of determination (or, if such date of determination is not a Quarter-End Date, for the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b)) to (b) Interest Charges of such Person for such four (4) quarter period.
          “Interest Period” means, with respect to the Series 2008-D Notes, each period commencing on the date of the Closing or thereafter commencing on a Floating Interest Payment Date and continuing up to, but not including, the next Floating Interest Payment Date.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, or (b) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the net amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “Investment Grade Rating” means a Debt Rating of BBB- or higher by S&P or Fitch or Baa3 or higher from Moody’s, or their respective equivalents for the time being.
          “Investment Grade Rating Date” means the date that the MLP receives a Debt Rating from each of S&P, Fitch and Moody’s and either (a) all such Debt Ratings are Investment Grade Ratings, or (b) one such Debt Rating is an Investment Grade Rating and the other two Debt Ratings are not less than BB+ in the case of S&P and Fitch and Ba1 in the case of Moody’s.
          “Issuer Notice” is defined in Section 8.3(b).
          “Issuer” means El Paso Pipeline Partners Operating Company, L.L.C.
          “Joint Venture Entity” means any Person (other than a Subsidiary) in which the MLP or the Issuer (including ownership through any of their Subsidiaries) owns Equity Interests representing less than 100% of the total outstanding Equity Interests of such Person.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Leverage Ratio” means with respect to any Person as of any date of determination, the ratio of (a) Consolidated Indebtedness of such Person as of such date to (b) Consolidated EBITDA of such Person for the period of four (4) fiscal quarters ending on such date of determination (or, if such date of determination is not a Quarter-End Date, for the most recent Quarter-End Date for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b)). The amount of Recourse Equity Contribution Obligations shall be added to Consolidated Indebtedness, and prior to the Investment Grade Rating Date, Consolidated L/C Exposure shall be added to Consolidated Indebtedness.
          “LIBOR” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if not so published, by another commercially available source providing quotations of BBA LIBOR as designated by the Series 2008-D Required Holders from time to time) at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a three (3) month term.
          “LIBOR Breakage Amount” means any loss, cost or expense (other than loss of margin) reasonably incurred by any holder of a Series 2008-D Note as a result of any payment or prepayment of any Series 2008-D Note on a day other than a regularly scheduled Floating Interest Payment Date for such Series 2008-D Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Series 2008-D Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Issuer setting forth such determination in reasonable detail not less than two (2) Business Days prior to the date of such prepayment. Each such determination shall be conclusive absent manifest error.
          “Lien” means any mortgage, lien, security interest or other charge or encumbrance, any financing lease having substantially the same economic effect as any of the foregoing, any assignment of the right to receive income, or any other type of preferential arrangement.
          “Make-Whole Amount” is defined in Section 8.7.
          “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the MLP, the Issuer and its Restricted Subsidiaries taken as a whole.

          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the MLP, the Issuer and the Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the any Purchaser under this Agreement or its Notes, or of the ability of the MLP, the Issuer, and the Subsidiary Guarantors, if any, taken as a whole to perform their obligations under this Agreement, the Parent Guaranty, the Subsidiary Guaranties, and the Notes; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the MLP or the Issuer of this Agreement, the Notes, any Subsidiary Guaranty or the Parent Guaranty.
..
          “Material Project” means any capital construction or expansion project of the MLP, the Issuer or the Restricted Subsidiaries, the aggregate capital cost or budgeted capital cost of which, in each case, including capital costs expended prior to the acquisition of any such project by the MLP, the Issuer or the Restricted Subsidiaries, as the case may be, exceeds $20,000,000.00.
          “Material Project EBITDA Adjustments” means, with respect to each Material Project:
          (a) for any period of four (4) consecutive fiscal quarters ending on or prior to the last day of the fiscal quarter in which the Commercial Operation Date of such Material Project occurs, a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the MLP or the Issuer as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such proposed amount to be calculated by the MLP or the Issuer in good faith and in a commercially reasonable manner based on multi-year customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by the MLP or the Issuer) which may, at the MLP’s or the Issuer’s option, be added to Consolidated EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but without duplication of any actual Consolidated EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date as reflected in the Responsible Officer’s Certificate delivered pursuant to clause (c)(i) of this definition then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days, 75%; and (v) longer than 365 days, 100%; and
          (b) for each period of four (4) consecutive fiscal quarters ending on the last day of the first, second and third fiscal quarters following the fiscal quarter during which the

Commercial Operation Date occurs, an amount equal to the projected Consolidated EBITDA attributable to the Material Project for the balance of the four (4) fiscal quarter period following the fiscal quarter during which the Commercial Operation Date occurs, may, at the Issuer’s option, be added to Consolidated EBITDA for such period (net of any actual Consolidated EBITDA attributable to the Material Project).
          (c) Notwithstanding the foregoing:
          (i) except for Material Project EBITDA Adjustments that are reflected in the certificate delivered pursuant to Section 4.14, no such additions shall be allowed with respect to any Material Project unless the Issuer shall have delivered to the holders of the Notes a certificate of a Responsible Officer of the Issuer certifying as to the scheduled Commercial Operation Date of such Material Project and the projected Consolidated EBITDA attributable to such Material Project, together with a reasonably detailed explanation of the basis therefor and such other information and documentation as the holders of the Notes may reasonably request,
          (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 25% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments or any adjustments for Acquisitions or Dispositions pursuant to the definition of Consolidated EBITDA), and
          (iii) no Material Project EBITDA Adjustments may be made in any period without the consent of the Required Holders if, after giving effect to such adjustments, the Leverage Ratio of the MLP or the Issuer would exceed 4.50 to 1.00.
          “Memorandum” is defined in Section 5.3.
          “MLP” means El Paso Pipeline Partners, L.P., a Delaware limited partnership.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the MLP or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which the MLP or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the MLP or an ERISA Affiliate and at least one Person other than the MLP and its ERISA Affiliates, or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “NAIC Annual Statement” is defined in Section 6.2(a).
          “Negative Rating Event” is defined in Section 8.3(a).

          “Notes” is defined in Section 1.
          “Non-Recourse” means, with respect to any Unrestricted Subsidiary and the Indebtedness and other obligations of such Unrestricted Subsidiary:
     (a) None of the MLP, the Issuer or any Restricted Subsidiary guarantees or is otherwise liable in respect of, grants a Lien on any of its assets to secure, or provides credit support of any kind, for the Indebtedness or other obligations of such Unrestricted Subsidiary other than:
     (i) a pledge of the Equity Interests in, or Indebtedness or other obligations of, such Unrestricted Subsidiary or one or more other Unrestricted Subsidiaries, to secure Project Financing of such Unrestricted Subsidiary or of its Unrestricted Subsidiaries or to secure Equity Contribution Obligations,
     (ii) liability for reimbursement obligations (and incidental obligations such as payment of interest on unreimbursed drawings and letter of credit fees) in respect of letters of credit issued for the benefit of Unrestricted Subsidiaries, provided that no such letter of credit shall be issued to support Indebtedness of an Unrestricted Subsidiary (for the avoidance of doubt, no such letter of credit may be issued to support obligations to fund a debt service reserve account),
     (iii) equity contribution obligations in connection with a Project Financing to the extent the equity contributed is permitted under Section 10.2 at the time of the entry into the equity contribution agreement and at the time of the making of each equity contribution (such equity contribution obligations are herein called “Equity Contribution Obligations”), provided that none of the MLP, the Issuer nor any Restricted Subsidiary shall enter into any agreement containing Recourse Equity Contribution Obligations unless at the time of entering into such agreement and after giving effect thereto (x) the MLP shall be in pro forma compliance with Section 10.12 and Section 10.13 determined as of the most recent Quarter-End Date for which financial statement have been delivered pursuant to Section 7.1(a) or Section 7.1(b) and (y) the MLP, the Issuer and the Restricted Subsidiary entering into such agreement would be permitted to incur Indebtedness at such time in an amount equal to such Recourse Equity Contribution Obligation,
     (iv) guarantees of the Unrestricted Subsidiary’s performance of the acquisition, improvement, installation, design, engineering, construction, development and operation of all or any portion of the project that is financed by a Project Financing, provided that the aggregate liability (including contingent liability) of the MLP, the Issuer and the Restricted Subsidiaries under all such guarantees shall not exceed $50,000,000 in the aggregate at any time; and provided further that no such guaranty shall be a Guaranty of Indebtedness (for the avoidance of doubt, a guarantee of obligations in respect of a debt service reserve shall be deemed a Guaranty of Indebtedness for purposes of the definition of Non-Recourse); and further for the avoidance of doubt, this paragraph (iv) shall not be deemed to prohibit the MLP, the Issuer or a Restricted Subsidiary from providing development, operations and maintenance services to an Unrestricted Subsidiary on an arms-length basis in the ordinary course of business in compliance with Section 10.8, and

     (b) In the case of an Unrestricted Subsidiary, no default on the Indebtedness or other obligations of such Unrestricted Subsidiary (including any rights that the holders of the Indebtedness or other obligations may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries to declare a default on such Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries or cause the payment of such Indebtedness of the MLP, the Issuer or any of the Restricted Subsidiaries to be accelerated or payable prior to its stated maturity.
          “Non-U.S./Canadian Person” means any Person that is organized under the laws of a jurisdiction other than the United States, Canada or any state, province or other political subdivision thereof.
          “Officer’s Certificate” means a certificate of a Responsible Officer or of any other officer of the General Partner whose responsibilities extend to the subject matter of such certificate.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Parent Guaranty” is defined in Section 1.3(b).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Person” means any natural person, Business Entity, or Governmental Authority.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Project Financing” means any Indebtedness incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion or operation of all or any portion of any project.
          “Proposed Prepayment Date” is defined in Section 8.3(b).
          “PTE” is defined in Section 6.2(a).
          “Purchaser” is defined in the first paragraph of this Agreement.
          “Quarter-End Date” means the last day of each fiscal quarter.

          “QPAM Exemption” is defined in Section 6.2(d).
          “Rated Securities” means (a) the Notes, if at any time and for so long as they shall have a rating from a Rating Agency, and (b) any other unsecured Indebtedness of the MLP or the Issuer (which does not have the benefit of a guaranty from any Person other than the MLP or the Issuer and any such Person that at such time also guarantees the obligations of the Issuer under this Agreement and the Notes) which (i) has a remaining maturity of at least the lesser of five (5) years or the remaining period of maturity of the Notes then outstanding and (ii) is rated by a Rating Agency.
          “Rating Agency” means S&P, Fitch or Moody’s or any of their respective rating agency subsidiaries and their successors.
          “Rating Downgrade” shall be deemed to have occurred in respect of a Change of Control if, within 120 days from and including the date on which such Change of Control occurs, the rating assigned to the Rated Securities by any Rating Agency (whether provided at the invitation of the MLP or the Issuer or of such Rating Agency’s own volition) which is current immediately before the time the Change of Control occurs (i) if Investment Grade, is either lowered by such Rating Agency such that it is no longer Investment Grade or withdrawn and not replaced by an Investment Grade Rating of another Rating Agency or (ii) if below Investment Grade, is not raised to Investment Grade by such Rating Agency or withdrawn and not replaced by and Investment Grade Rating of another Rating Agency.
          “Receivables Financing Indebtedness” means (i) the unrecovered investment of the purchasers (or the transferees) of the receivables and other assets transferred pursuant to an Alternate Program, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of a Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and do not have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred.
          “Recourse Equity Contribution Obligations” means Equity Contribution Obligations other than those that are non-recourse to the MLP, the Issuer and the Restricted Subsidiaries. For purposes of this definition Equity Contribution Obligations shall be considered non-recourse if there is no recourse against the MLP, the Issuer or any Restricted Subsidiary of any kind for payment or performance, provided that such obligations may be secured by a Lien on Equity Interests in, or Indebtedness or other obligations of, an Unrestricted Subsidiary as described in paragraph (a)(i) of the definition of “Non-Recourse”. The amount of Recourse Equity Contribution Obligations of the MLP, the Issuer or a Restricted Subsidiary means the aggregate amount of equity contributions that the MLP, the Issuer or such Restricted Subsidiary is obligated to make but has not yet made, whether or not such obligation is contingent upon the occurrence of future events or conditions.
          “Refinancing Indebtedness” is defined in Section 10.3(a)(iv).
          “Regulated” means subject to regulation by FERC.

          “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Issuer or any of its Affiliates).
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, or controller of the MLP, the General Partner, the Issuer, or any Subsidiary Guarantor.
          “Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
          “Restricted Subsidiaries” means all of the MLP’s Subsidiaries, other than the Issuer and any Unrestricted Subsidiaries.
          “SEC” means the Securities and Exchange Commission.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Securities Act” means the Securities Act of 1933, as amended from time to time.
          “Senior Indebtedness” means any Indebtedness of the Issuer other than any Indebtedness that is in any manner subordinated in right of payment or security in any respect to the Notes.
          “Series 2008-A Notes” is defined in Section 1.1.
          “Series 2008-B Notes” is defined in Section 1.1.
          “Series 2008-C Notes” is defined in Section 1.1.
          “Series 2008-D Notes” is defined in Section 1.1.
          “Series 2008-D Required Holders” means, at any time, the holders of more than 50% in principal amount of the Series 2008-D Notes at the time outstanding (exclusive of Series 2008-D Notes then owned by the Issuer or any of its Affiliates).
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the MLP or an ERISA Affiliate and no Person other than the MLP and its ERISA Affiliates or (b) was so maintained and in respect of which the MLP or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          “SNG” means Southern Natural Gas Company, a Delaware general partnership.
          “Source” is defined in Section 6.2.
          “Subsidiary” of a Person means a Business Entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Business Entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the MLP (which shall include, for the avoidance of doubt, the Issuer).
          “Subsidiary Guarantor” means any Subsidiary of the MLP that executes and delivers, or becomes a party to, the Subsidiary Guaranty.
          “Subsidiary Guaranty” is defined in Section 1.3(a).
          “Supplement” means any Supplement to this Agreement executed by the parties hereto.
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the MLP or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in

Section 4001(a)(2) of ERISA or the incurrence of liability by the MLP or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of the MLP or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.
          “Unregulated GP LLC” means a GP LLC that holds a general partnership interest in a partnership that is not Regulated.
          “Unregulated Restricted Subsidiary” means a Restricted Subsidiary that is not Regulated.
          “Unrestricted Subsidiary” means any Subsidiary of the MLP that is designated by the MLP or the Issuer as an Unrestricted Subsidiary, but only if the following conditions have been satisfied:
     (a) all Indebtedness and other obligations of such Subsidiary are Non-Recourse to the Issuer, the MLP and its Restricted Subsidiaries;
     (b) except as permitted pursuant to Section 10.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Issuer, the MLP or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer, the MLP or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the MLP;
     (c) such Subsidiary is a Person with respect to which none of the Issuer, the MLP or any of the Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests, except Non-Recourse equity contribution obligations in connection with a Project Financing to the extent the equity contribution is permitted under Section 10.2 at the time of entry into the equity contribution agreement and at the time of the making of each equity contribution, or (ii) to maintain or preserve such Person’s financial condition, or, except to the extent such obligations are Non-Recourse to the Issuer, the MLP and its Restricted Subsidiaries, to cause such Person to achieve any specified levels of operating results;
     (d) such Subsidiary has not guaranteed or otherwise directly or indirectly provided any credit support for any Indebtedness of the Issuer, the MLP or any Restricted Subsidiary;
     (e) the Investments in such Person were permitted under Section 10.2 as of the time of the designation; and

     (f) none of the following may be designated as an Unrestricted Subsidiary: (i) the Issuer, WIC, or any GP LLC, and (ii) any Subsidiary owning directly or indirectly any Investment in the Issuer, WIC, CIG, SNG, or any GP LLC.
     Any designation of a Subsidiary of the MLP as an Unrestricted Subsidiary will be evidenced to the holders of the Notes by a certificate of an officer of the MLP certifying that such designation complied with the preceding conditions and was permitted by Section 10.14(e). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the MLP as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 10.3, the MLP, and, if applicable, such Restricted Subsidiary, will be in default of such covenant.
     The MLP or the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary pursuant to Section 10.14(f), provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the MLP of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 10.3; and (ii) no Default would be in existence following such designation.
          “USA Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.
          “WIC” means Wyoming Interstate Company, Ltd., a Colorado limited partnership.
          “Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more Subsidiaries) owned by such Person, excluding directors’ qualifying shares if applicable.
          “Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.